企业法人营业执照

（副　本）　（2/2）

编号：3212000002008071600013N　**注册号**　321200000014865

名　　称　泰州市麒麟湾生态园旅游服务有限公司

住　　所　泰州市城西麒麟村

法定代表人　王振民

注册资本　100万元人民币（实收资本：100万元人民币）

企业类型　有限公司（法人独资）

经营范围　许可经营项目：中餐、凉菜餐饮服务。
一般经营项目：旅游观光设施服务（不含旅游），会议接待服务，种植销售农副产品。

营业期限　自　2008年07月16日至　2018年07月15日

2008年7月16日

说　　明

1.《企业法人营业执照》是企业取得企业法人资格和合法经
2.《企业法人营业执照》分正本和副本，正本和副本具有同
业执照正本应放在企业法人住所醒目的位置。企业法
要，向登记机关申请领取若干副本。
3.营业执照不得伪造、涂改、出租、出借、转让。除登记机关
位和个人均不得扣留、收缴和吊销。
4.企业法人应在核准登记的经营范围内从事经营活动。
5.企业法人登记注册事项发生变化时，应向原登记机关申
6.每年一月一日至四月三十日，登记机关对企业法人进行
7.企业注销登记时，应交回营业执照正、副本。营业执照被
即自行失效。

企　业　法　人　年　检　情　况

[illegible]		

登记机关　江苏省泰州工商行政管理局

BUSINESS LICENSE

(copy)

Registration No. 321200000014865

Name: Taizhou Qilin Bay Restaurant Co. Ltd.
Location: Taizhou City West Qilin Bay Village
Registered Representative: Zhengming Wang
Registered Capital: 1000, 000 RMB
Amount of Capital Paid: 1000,000 RMB
Business Type: Co., Ltd. (domestic)
Business Scope: Main focus is on Chinese hot food preparation and restaurant services; banquet, conference, and sales of agricultural products.

Period of Operation: July 16, 2008 to July 15, 2018
Date of Establishment: July 16, 2008

NOTE:
1.	The legal business license is the Company’s legal business certificate
2.	The legal business license has original and copies (both legal)
3.	The original copy of the legal business license must be prominently placed in the business building
4.	The legal business license cannot be forged
5.	Any changes regarding the business must be reported to the authorities.
6.	Business must participate in annual inspection between January 1 to April 30 each year
7.	All business activities must be stopped if the business license is suspended.

ANNUAL INSPECTION REPORT

Year 2008
Inspected
Signed Date July 13, 2009

Registration Authority: Sealed by Taizhou Industry Regulation Authority